Exhibit 2.2



                                PROMISSORY NOTE


$983,684.21       January 31, 1996           FRM
Note Amount             Date              To Be Initialed by
                                          Authorized Officer

      FOR VALUE RECEIVED, the undersigned ("the Maker") hereby unconditionally promises to pay to the order of United Services Automobile Association a reciprocal interinsurance exchange, with its offices located in San Antonio, Texas (USAA) (together with its successors and assigns, the "Payee"), as their interests may appear the amount of $983,684.21 (the "Note Amount"), at the offices of the Payee, or at such other place as the Payee may designate in writing to the Maker.

This amount shall be payable in installments as follows:

      Annual payments of 14/19 of 60% of USET annual revenues until a total of $983,684.21 is received by USAA (should such annual payments to USAA be less than a total of $294,736.84, USET will pay USAA an additional 14/19 of 20% of USET annual revenues up to a total of $294,736.84). Such annual payments shall commence on January 31, 1997 and shall continue to be paid on January 31st of each year thereafter based upon the preceding calendar year's annual revenues, until the entire balance of this Note is paid.

      This Note is secured by the Maker and may be negotiated, endorsed, assigned, transferred, pledged, or hypothecated by the Payee to secure any indebtedness of the Payee and shall constitute a negotiable instrument. In the event that this Note is negotiated, endorsed, assigned, transferred, hypothecated and/or pledged, all references to the Payee shall apply to the holder, pledgee or transferee as if named as original Payee under this Note.

      If any installment hereunder is not paid when due, of if any installment due under any other note held by the holder hereof and given by Maker to the Payee (whether now existing or hereinafter entered into) is not paid when due, and such default continues for a period of fifteen (15) days, of if any "Event of Default," as defined in the Security Agreement, occurs, then at the election of the holder hereof without further notice, all principal and interest hereunder and under any such other note held by the holder of this Note shall be due and payable forthwith.

      No delay or omission of the Payee to exercise its rights hereunder shall impair any such right or power or shall be construed to be a waiver of any such default or any acquiescence therein. Any acceptance by the holder hereof of a partial or late payment made hereunder shall not establish a custom, waiver, or acquiescence. No waiver of any default shall be construed, taken, or held to be a waiver of any other default. Maker waives demand, presentment for payment, notice of dishonor, and protest and any defense by reason of extension of time for payment or other indulgence granted by the holder hereof.

      Interest shall accrue on any overdue installment of principal, and on the unpaid balance of the principal sum, from the date such amount is due and payable until the date paid, at the lesser of eighteen percent (18%) per annum or the maximum rate permitted by law.

      The obligation to make payments to the Payee hereunder is absolute and unconditional and the rights of said Payee shall not be subject to any defense, set-off, counterclaim or recoupment which the Maker may have against the Payee or by reason of any indebtedness or liability at any time owing by the Payee to the Maker. If this Note is held by a commercial bank, or a lending or financing institution, such holder, its successors, assigns and endorsees, shall in all respects be deemed a holder in due course, and the Maker expressly waives any rights it may have to assert that such holder or subsequent holder is not a holder in due course.

      If any installment of this Note becomes due and payable on a Saturday, a Sunday, or a banking holiday the maturity thereof shall be extended to the next business day.

      Should this Note, or any part of the indebtedness evidenced hereby, be collected by law or through an attorney-at-law, the Payee shall be entitled to collect all costs of collection, including, but not limited to, reasonable attorneys' fees.

      Any notice to Maker may be made by certified or registered mail addressed to Maker at the address shown below or such other address as Maker may designate by written notice to the holder of this Note.

      This Note shall be governed and controlled as to interpretation, validity, enforcement and in all other material respects in accordance with the internal laws of the State of Texas.

      WITNESS the execution hereof under seal this 1st day of February, 1996.

Maker:

UPAT SERVICES, INC.

By:   Frank R. McPike, Jr.
      Signature of Authorized Party

      Frank R. McPike, Jr., Vice President
      Name and Title of Authorized Party


ADDRESS:    1465 Post Road East
            P.O. Box 901
            Westport, CT 06881